Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Brian D. Keogh
                 425/453-9400

ESTERLINE FINALIZES ACQUISITION OF BAE SYSTEMS
ELECTRONIC WARFARE PASSIVE EXPENDABLES DIVISION

Deal Expands Esterline's Position in Military Advanced Materials

      BELLEVUE, Wash., August 29, 2002--Esterline Technologies (NYSE/ESL www.esterline.com), a leading specialty manufacturer for aerospace/defense markets, today announced that it has finalized the acquisition of the Electronic Warfare Passive Expendables Division of BAE SYSTEMS North America. The $67.5 million asset purchase was originally announced July 15. Closing of the sale today followed completion of regulatory reviews and approvals.

      The acquisition consists of two businesses; one located at Lillington, North Carolina, another at East Camden, Arkansas. At the Lillington facility, approximately 65 employees produce radar countermeasure chaff used by aircraft to help protect against radar-guided missiles. At East Camden, about 235 employees produce a variety of aircraft-dispensable flares designed to protect against infrared-guided missiles. The two operations produce annual revenue of approximately $45 million.

      Robert W. Cremin, Esterline CEO, said, "...these operations are a perfect fit with our long-standing and growing position in aerospace/defense advanced materials." Cremin said, "...the plants will operate as divisions of our Southern California-based Armtec Defense Products subsidiary, the world's leading manufacturer, and the U.S. Army's sole source provider, of combustible ordnance products for tank, artillery, and mortar ammunition."

      Cremin said that Esterline plans to maintain the existing personnel and resources at the East Camden and Lillington facilities. He said, "...our customers have come to depend on our ability to develop, manufacture and deliver on time the highest quality energetic materials available, and our future success depends on our ability to continue to meet those expectations."

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Page 2-Esterline to Acquire BAE SYSTEMS' Electronic Warfare Passive Expendables Division

      With the acquisition, Esterline employs nearly 5,000 people worldwide, with revenues from continuing operations now running at an annual rate of nearly $500 million. Approximately 40% of revenues are generated from military related markets; 40% from commercial aerospace activity; and 20% from industrial applications of its technologies.

      This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in aerospace/defense industry demand and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 26, 2001.

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